SHARE EXCHANGE AGREEMENT

dated

October 2, 2015

by and among

Blue Sky Media Corp., a Wyoming corporation,
as the Parent,

Wayne Berian,

Hannah Grabowski,

Klear Kapture, Inc., a Delaware corporation,
as the Company

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the “Agreement”), dated as of October 2, 2015 (the “Signing Date”), by and among Blue Sky Media Corp., a Wyoming corporation (the “Parent”), Wayne Berian (“Berian”) and Hannah Grabowski (“Grabowski”), the seller shareholders (individually a “Seller” and collectively the “Sellers”), and Klear Kapture, Inc., a Delaware corporation (the “Company”) and each of the persons listed on Schedule I hereto who are shareholders of the Company (collectively, the “Shareholders”, and individually a “Shareholder”).

W I T N E S E T H :

A. The Company is a producer of a law enforcement body camera and software solutions (the “Business”).

B. Sellers, Berian and Grabowski are officers, directors and the current controlling shareholders of the Parent, owning 3,000,000 and 6,751,000 shares of common stock of the Parent, respectively, which represents approximately 90% of the issued and outstanding common stock of the Parent which they have agreed to resell to the Parent for a price of $345,000 at the Closing in accordance with the terms of this Agreement;

C. The Shareholders collectively own 100% of the issued and outstanding shares of Common Stock of the Company (the “Company Shares”) and have agreed to exchange the Company Shares for 3,457,920 shares of Parent’s Common Stock; and

D. The acquisition by the Parent of the Common Stock of the Company in accordance with and subject to the terms and conditions of this Agreement (the “Transaction”).

The parties accordingly agree as follows:

Article I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1              “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.2              “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.3              “Agreement” is defined in the Preamble.

1.4              “Audited Financial Statements” is defined in Section 3.7(b).

1.5              “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.6              “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.7              “Business” is defined in the Recitals.

1.8              “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are authorized to close for business.

1.9              “Closing” is defined in Section 2.3.

1.10          “Closing Date” is defined in Section 2.3.

1.11          “Code” means the Internal Revenue Code of 1986, as amended.

1.12          “Commission” means the Securities and Exchange Commission.

1.13          “Company” means Klear Kapture, Inc., a Delaware corporation, as referenced in the Preamble.

1.14          “Company Indemnifying Party” is defined in Section 9.2.

1.15          “Company Shareholders” or “Shareholders” means the holders of no less than 99% of the Company’s Common Stock issued and outstanding, who are listed on Schedule I hereto.

1.16          “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.” Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.17          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.18          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.19          “Financial Statements” is defined in Section 3.7(b).

1.20          “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.21          “Indemnification Notice” is defined in Section 9.2(a).

1.22          “Indemnified Party” is defined in Section 9.1.

1.23          “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

1.24          “Legacy Business” means the operation of the a marketing, distribution and production company operating in the independent motion picture field.

1.25          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional e or voting agreement or proxy, including any agreement to give any of the foregoing.

1.26          “Loss(es)” is defined in Section 9.1.

1.27          “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect, individually or in the aggregate, on the condition (financial or otherwise), net worth, management, earnings, cash flows, business, operations or properties of the Company and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business.

1.28          “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.29          “Outside Closing Date” is defined in Section 11.1.

1.30          “Parent” means Blue Sky Media Corp., a Wyoming corporation, as referenced in the Preamble.

1.31          “Parent Balance Sheet” is defined in Section 5.14.

1.32          “Parent Balance Sheet Date” is defined in Section 5.14.

1.33          “Parent Common Stock” is defined in Section 5.5(a).

1.34          “Parent Employee Benefit Plans” is defined in Section 5.17.

1.35          “Parent Financial Statements” is defined in Section 5.9.

1.36          “Parent Indemnifying Party” is defined in Section 9.1.

1.37          “Parent Preferred Stock” is defined in Section 5.5(a).

1.38          “Parent Stock” refers collectively to the Parent Preferred Stock and Parent Common Stock as defined in Section 5.5(a).

1.39          “Parent SEC Documents” is defined in Section 5.8(b).

1.40          “Exchange Shares” is defined in Section 2.3.

1.41          “Permits” is defined in Section 3.11.

1.42          “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; and (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, (C) not resulting from a breach, default or violation by any of the Company of any Contract or Law, and (D) the Liens set forth on Schedule 1.54.

1.43          “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.44          “Registered Intellectual Property” is defined in Section 3.13.

1.45          “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.46          “Schedule 14(f) Filing” means an information statement filed by the Company on Schedule 14f-1 under the Exchange Act.

1.47          “Securities Act” means the Securities Act of 1933, as amended.

1.48          “Signing Date” is defined in the Preamble.

1.49          “Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company.

1.50          “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company or any of its Subsidiaries and other tangible property, including the items listed on Schedule 3.10.

1.51          “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.52          “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.53          “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.54          “Third-Party Claim” is defined in Section 9.2(a).

1.55          “Transaction” is defined in the preamble.

1.56          “Common Stock” is defined in Section 3.5.

1.57          “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

Article II
SHARE EXCHANGE

2.1              Share Exchange. On the Closing Date, (x) the Shareholders shall transfer to the Parent an aggregate of no less than 10,000 shares of the Common Stock of the Company (as defined below), which comprise 100% of the outstanding Common Stock as of the time of the exchange, and (y) Parent shall issue an aggregate of 3,457,920 “unregistered” and “restricted” fully paid and nonassessable shares of Parent Common Stock in exchange for the Company Common Stock to the Shareholders in the amounts set forth on Schedule “I” (collectively referred to herein as the “Exchange Shares”). The Company Shareholders shall, on surrender of their certificates representing their shares of the Company or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing their ownership of the Exchange Shares.

2.2              Tax Consequences. For U.S. federal income tax purposes, the Transaction is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

2.3              Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing (the “Closing”) of the Transaction shall take place at the offices of Legal & Compliance, LLC, 330 Clematis Street, Suite 217, West Palm Beach, FL 33401 after all the closing conditions set forth in Article VII to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as Parent and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”). At the Closing:

(a)                Parent shall deliver the Exchange Shares in accordance with Section 2.2.

(b)               The Shareholders shall deliver instructions to the Company’s registrar and transfer agent that, at the Closing, their Common Stock be transferred to Parent, with all necessary transfer Tax and other revenue stamps, acquired at each Shareholder’s expense, affixed.

2.4              Board of Directors. On the Closing Date, the current director of the Parent shall appoint Robert Gruder to serve as a member of the Parent’s board of directors, such nomination to be effective on the tenth day after mailing the Schedule 14(f) to the stockholders of record of the Parent (the “Effective Time”). On the Closing Date, Robert Gruder shall be appointed Chief Executive Officer of the Parent. On the Closing Date, Mr. Berian and Ms. Grabowski shall tender their resignations as officers and directors of Parent to be effective at the Effective Time.

Article III
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY

The Company hereby represents and warrants to Parent that, except as set forth in the corresponding schedule in the disclosure schedules attached hereto, each of the following representations and warranties is true, correct and complete to the knowledge of the Company as of the date of this Agreement and as of the Closing Date.

3.1              Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Delaware. The Company has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified or licensed to do business as a corporation, and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary.

3.2              Authorization.

(a)                The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company, including the approval of the Chief Executive Officer and the approval of the Shareholders of the Company. This Agreement constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency and similar Laws affecting the enforceability of creditor rights generally and to general principals of equity.

3.3              Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

3.4              Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement does or will:

(a)                contravene or conflict with the organizational or constitutive documents of the Company;

(b)               contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company;

(c)                constitute a default under or breach of (with or without the giving of notice or the passage of time or both); violate; or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company;

(d)               require any payment or reimbursement by any of the Company;

(e)                cause a loss of any material benefit relating to the business to which the Company is entitled under any provision of any Permit or Contract (i) binding upon the Company, or (ii) by which any of the Common Stock or the Company’s assets is or may be bound; or

(f)                result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Common Stock or the Company’s assets.

3.5              Capitalization. The Company has an authorized capitalization consisting of 20,000 shares Common Stock, par value $1.00 per share (the “Common Stock”) of which, 10,000 shares are issued and outstanding. All of the shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding shares Common Stock of the Company are owned of record and beneficially by the Shareholders as set forth on Schedule “I”. Upon the Closing, the Parent shall receive good, valid and marketable title to 10,000 shares of Common Stock, free and clear of all Liens. No other class of capital stock is authorized or outstanding. There are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of Common Stock of the Company, or (b) agreements by any Shareholder with respect to any of the Common Stock, including any voting trust, other voting agreement or proxy with respect thereto, or (c) equity holder agreements between the Company and its direct or indirect holders regarding the securities of such company.

3.6              Articles of Incorporation and Bylaws. Complete and correct copies of (a) the Articles of Incorporation of the Company, as amended, and (b) the Company’s Bylaws as now in effect, have heretofore been delivered to Parent.

3.7              Financial Statements.

(a)                The Company shall, no later than 75 days after the Closing Date, deliver to the Parent the (i) audited balance sheet as of December 31, 2014 (the “Company Balance Sheet Date”) and December 31, 2013, and (ii) audited statements of operations and accumulated deficits, statement of changes in equity and cash flows for the years ended December 31, 2014 and December 31, 2013 (collectively, the “Audited Financial Statements”).

(b)               The Company has delivered to the Parent financial statements of the Company for the period ended June 30, 2015, consisting of the balance sheet as of such date, the income statement for period ended on such date, and the cash flow statement for the period ended on such date (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(c)                The Financial Statements (a) are in accordance with the books and records of the Company, and (b) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.

3.8                    Governmental Consents.

(a)                All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of the Company required in connection with the consummation of the Transaction shall have been obtained prior to, and be effective as of, the Closing, other than (i) the filing of a Form D with the SEC.

(b)               All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of the Company required in connection with the consummation of the Transaction shall have been obtained prior to, and be effective as of, the Closing.

3.9              Books and Records. The Company shall make all Books and Records of the Company available to Parent for its inspection and shall deliver to Parent complete and accurate copies of all documents referred to in the schedules to this Agreement or that Parent otherwise has requested within sixty (60) days from the Signing Date.

3.10          Absence of Certain Changes. Since the Company Balance Sheet Date, the Company has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 3.10, since the Company Balance Sheet Date, there has not been any Material Adverse Effect to the Business.

3.11          Litigation. Except as provided on Schedule 3.11, there is no Action (or any basis therefor) pending against, or, to the best knowledge of the Company, threatened against or affecting, the Company. Except as provided on Schedule 3.11, there are no outstanding judgments against the Company.

3.12          Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article III are qualified by “knowledge” or “belief,” the Company represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry of its directors and executive officers.

3.13          Disclosure. No representation or warranty by Company herein and no information disclosed in the schedules or exhibits hereto by Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Article IV
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

4.1              Survival; Termination.

(a)                The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT and Sellers

Parent and Sellers, jointly and severally, hereby represent and warrant to the Company that:

5.1              Corporate Existence and Power. Parent is a corporation duly organized and existing in good standing under the laws of the State of Wyoming. Parent has heretofore delivered to the Company complete and correct copies of its Articles of Incorporation and Bylaws as now in effect. Parent has full corporate power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets. Except as set forth in Schedule 5.1, Parent does not have any subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

5.2              Corporate Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby and thereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and it constitutes, and upon its execution and delivery will constitute a valid and legally binding agreement of Parent, enforceable against it in accordance with its terms.

5.3              Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by Parent requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

5.4              Non-Contravention. The execution, delivery and performance by Parent of this Agreement does not and will not (i) contravene or conflict with the organizational or constitutive documents of Parent, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon Parent.

5.5              Authorized Capital.

(a)                The authorized capital stock of Parent consists of (i) 75,000,000 shares of common stock, par value $0.001 per share (“Parent Common Stock”), of which 10,851,500 shares are issued and outstanding. Except as set forth on Schedule 5.5(a), Parent has no outstanding options, rights or commitments to issue shares of Parent Stock or any other equity security of Parent, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Stock or any other equity security of Parent. There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Stock. The offer, issuance and sale of such shares of Parent Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (c) accomplished in conformity with all other applicable securities laws. None of such shares of Parent Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” law.

5.6              Validity of Shares. The shares of Parent Common Stock to be issued at the Closing pursuant to Section 2.2 hereof, when issued and delivered in accordance with the terms of the Agreement, shall be duly and validly issued, fully paid and non-assessable and free and clear of all Liens.. The issuance of the Parent Common Stock upon consummation of the Transaction pursuant to Article 2 will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state “Blue Sky” or securities laws.

5.7              SEC Reporting and Compliance.

(a)                Parent filed a Form S-1 under the Securities Act with the SEC on September 19, 2014 (the “Form S-1”). Since that date, Parent has filed with the Commission all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act. Parent has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

(b)               Parent has made available to the Company true and complete copies of the registration statements, information statements and other reports (collectively, the “Parent SEC Documents”) filed by Parent with the Commission. As of its respective filing date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder applicable to such Parent SEC Documents and, except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

(c)                Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission and all subsequent registration statements and reports filed by Parent subsequent to the filing of the Parent SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by Parent with the Commission or delivered to the stockholders of Parent.

(d)               Parent is not an investment company within the meaning of Section 3 of the Investment Company Act of 1940, as amended.

(e)                Parent is not, and never has been, a “shell company” as defined in Rule 12b-2 under the Exchange Act and as indicated in the Parent’s filings with the Commission.

(f)                The shares of Parent Common Stock are quoted on the OTC Pink tier of the OTC Markets Group (the “OTC Markets”) under the symbol “BKYM” and Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance in all material respects with all rules and regulations of the OTC Markets applicable to it and the Parent Common Stock. The issuance of Parent Common Stock under this Agreement does not contravene the rules and regulations of the trading market on which the Parent Common Stock is currently listed or quoted, and no approval of the stockholders of Parent is required for Parent to issue and deliver the Parent Common Stock contemplated by this Agreement. There is no action or proceeding pending threatened against the Company by The Financial Industry Regulatory Authority, Inc. (“FINRA”) with respect to any intention by such entity to prohibit or terminate the quotation of the Company Common Stock on the OTC Markets. In addition, the representations of Wayne Berian and Hannah Grabowski and information provided by them and Parent to Spartan Securities Group, LLC in connection with Parent’s submission of its Form 211 to FINRA was complete, true and accurate at the time it was presented to FINRA. Furthermore, at the time of submission of the Form 211 with FINRA and at the time of approval of Parent’s symbol for quotation and trading in the “over-the-counter market”, there was no intent to either effect a sale of shares or engage in a merger that would result in a change of control of Parent for the foreseeable future.

(g)               Between the date hereof and the Closing Date, Parent shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and of the OTC Markets.

(h)               The Parent SEC Documents include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither Parent nor any of its officers has received any notice from the Commission questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

(i)                 Parent has otherwise materially complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws, rules and regulations.

5.8              Financial Statements. The balance sheets and statements of operations, stockholders’ equity and cash flows contained in the Parent SEC Documents (the “Parent Financial Statements”) (a) comply as to form in all material respects with applicable accounting requirements and rules and regulations of the Commission with respect thereto, (b) have been prepared in accordance with U. S. GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (c) are in accordance with the books and records of Parent and (d) present fairly in all material respects the financial condition of Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified. The financial statements included in the Form S-1 and the Parent SEC Documents (to the extent applicable) were audited by Harris & Gillespie CPA’s, PLLC, Parent’s current independent registered public accounting firm.

5.9              Governmental Consents.

(a)                All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent required in connection with the consummation of the Transaction shall have been obtained prior to, and be effective as of, the Closing, other than (i) the filing of a Form D with the SEC; (ii) the filing of a Form 8-K with the Commission within four (4) business days after the execution of this Agreement and of the Closing Date; and (iii) any filing required by FINRA.

(b)               All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Company required in connection with the consummation of the Transaction shall have been obtained prior to, and be effective as of, the Closing.

5.10          Compliance with Laws and Other Instruments. The execution, delivery and performance by Parent of the Agreement and the other agreements to be made by Parent pursuant to or in connection with the Agreement and the consummation by Parent of the transactions contemplated by the Agreement will not cause Parent to violate or contravene (a) any provision of law, (b) any rule or regulation of any agency, government or Authority, (c) any order, judgment or decree of any court or Authority, or (d) any provision of their respective charters or Bylaws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent is a party or by which Parent or any of its properties is bound.

5.11          No General Solicitation. In issuing the Parent Common Stock in the Transaction hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Stock by any form of general solicitation or advertising.

5.12          Binding Obligations. This Agreement, together with any additional agreements entered into by the parties hereto (“Additional Agreements”), constitute the legal, valid and binding obligations of Parent, and are enforceable against Parent in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.13          Absence of Undisclosed Liabilities. Parent does not have any material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent SEC Documents, (b) to the extent set forth on or reserved against in the balance sheet of Parent in the most recent Parent SEC Document filed by Parent (the “Parent Balance Sheet”) or the notes to the Parent Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the date of the Parent Balance Sheet (the “Parent Balance Sheet Date”), none of which (individually or in the aggregate) materially and adversely affects the Condition of Parent and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents. As of the Closing Date, all liabilities of Parent shall have been paid off and shall in no event remain liabilities of the Parent, the Company or the stockholders of Parent following the Closing.

5.14          Absence of Changes. Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents, Parent has conducted its business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth in the Parent SEC Documents, since the Parent Balance Sheet Date, there has not been any Material Adverse Effect in the value to Company of the transactions contemplated hereby.

5.15          Tax Returns and Audits. All required federal, state and local Tax Returns of Parent have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of the Parent. Parent is not and has not been delinquent in the payment of any Tax. Parent has not had a Tax deficiency assessed against it and has not executed a waiver of any statute of limitations or the assessment or collection of any Tax. None of Parent’s federal income, state and local income and franchise tax returns has been audited by any governmental authority; and none of the Parent’s state or local income or franchise Tax Returns has been audited by any governmental authority. The reserves for Taxes reflected on the Parent Balance Sheet are and will be sufficient for the payment of all unpaid Taxes payable by Parent with respect to the period ended on the Parent Balance Sheet Date. Since the Parent Balance Sheet Date, the Parent has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period. Parent has withheld or collected from each payment made to each of its employees the amount of all Taxes (including, but not limited to, federal, state and local income Taxes, Federal Insurance Contribution Act Taxes and Federal Unemployment Tax Act Taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of Parent now pending, and Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. Parent has not agreed, nor is it required, to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law), whether by reason of a change in accounting method or otherwise, for any Tax period for which the applicable statute of limitations has not yet expired. Parent (i) is not a party to, nor is it bound by or obligated under, any Tax Sharing Agreements, and (ii) does not have any potential liability or obligation to any Person as a result of, or pursuant to, any such Tax Sharing Agreements. Parent has no liability for any other taxpayer under U.S. Treasury Regulation 1.1502-6 or any other similar provision.

5.16          Employee Benefit Plans; ERISA. Except as disclosed in the Parent SEC Documents, there are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by Parent, whether written or unwritten and whether or not funded. Any plans listed in the Parent SEC Documents are hereinafter referred to as the “Parent Employee Benefit Plans.”

5.17          Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its properties, assets or businesses and, to the knowledge of Parent, there is no incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding. Parent is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

5.18          Licenses. Parent possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for Parent to engage in the business currently conducted by it, all of which are in full force and effect.

5.19          Interested Party Transactions. No officer, director or stockholder of Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or of Parent has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by Parent or (ii) purchases from or sells or furnishes to Parent any goods or services, or (b) a beneficial interest in any contract or agreement to which Parent is a party or by which it or any of its assets may be bound or affected.

5.20          Obligations to or by Stockholders. Parent has no liability or obligation or commitment to any stockholder of Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Parent, nor does any stockholder of Parent or any such Affiliate or associate have any liability, obligation or commitment to Parent.

5.21          Assets.

(a)                Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its business. All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all Liens. Parent has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Parent enjoys peaceful and undisturbed possession under all such leases.

(b)               Except as expressly set forth in this Agreement, the Parent Balance Sheet or the notes thereto, or the Parent SEC Documents, Parent is not a party to any written or oral agreement not made in the ordinary course of business that is material to Parent. Parent does not own any real property. Except as set forth in Schedule 5.21(b), Parent maintains no insurance policies or insurance coverage of any kind with respect to Parent, its business, premises, properties, assets, employees and agents. No consent of any bank or other depository is required to maintain any bank account, other deposit relationship or safety deposit box of Parent in effect following the consummation of the the transactions contemplated hereby.

5.22          Employees. Other than pursuant to ordinary arrangements of employment compensation (which such arrangements are described in the Parent SEC Documents), Parent is not under any obligation or liability to any officer, director, employee or Affiliate of Parent.

5.23          Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article V are qualified by “knowledge” or “belief,” Parent represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry of its directors and executive officers.

5.24          Market Makers. Parent has at least two (2) market makers for the Parent Common Stock and such market makers shall have obtained all permits and made all filings necessary in order for such market makers to continue as market makers of Parent.

5.25          Internal Accounting Controls. Except as set forth in Schedule 5.25 or as disclosed in its SEC Documents, Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in Schedule 5.26 or as disclosed in its SEC Documents, Parent has established disclosure controls and procedures for Parent and designed such disclosure controls and procedures to ensure that material information relating to the Parent is made known to the officers by others within those entities. Parent’s officers have evaluated the effectiveness of the Parent’s controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). Since the Evaluation Date, there have been no significant changes in Parent’s internal controls or, to Parent’s knowledge, in other factors that could significantly affect Parent’s internal controls except as set forth in Schedule 5.26 or as disclosed in its SEC Documents.

5.26          Certain Registration Matters. Except as specified in the Parent SEC Documents, prior to the date hereof, Parent has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Parent registered with the Commission or any other governmental authority that have not been satisfied.

5.27          Disclosure. There is no fact relating to Parent that Parent has not disclosed to the Company in writing that materially and adversely affects nor, insofar as Parent can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Parent. No representation or warranty by Parent herein and no information disclosed in the schedules or exhibits hereto by Parent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Article VI
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

6.1              Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of the Company as reasonably requested by Parent, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, provided, however, that upon Parent’s request, the parties hereto will work together in good faith to perform further analysis of the structure of the transactions contemplated by this Agreement following additional diligence to further evaluate the relative tax efficiencies of such transactions, and, if such analysis identifies a structure that is generally more tax efficient than the structure contemplated by this Agreement, the parties agree to negotiate such alternate structure in good faith and take any actions necessary to implement such alternate structure.

6.2              Confidentiality. The Company, on the one hand, and Parent, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

6.3              Government Filings. After the Closing Date, Parent shall (i) file a Form 8-K with the Commission within four (4) business days after the execution of this Agreement and of the Closing Date; (ii) a Form D with the Commission within the required time period and (iii) any filing required by FINRA within the applicable filing deadlines.

6.4              Post-Closing Name Change Consent and Information Statement. After the Closing Date, the Company Shareholders, as the majority shareholders of Parent, shall have consented to a written action of shareholders approving the name change of Parent and the filing of an Information Statement with the Commission or such other filing as may be required by the Commission.

6.5              Repurchase. At the Closing, Parent will repurchase 9,751,000 shares of the Company’s Common Stock from Sellers for a price of $345,000.00 payable in cash at the Closing pursuant to the terms of a Stock Repurchase Agreement substantially in the form attached here as Exhibit A (the “Repurchase”),

Article VII
Conduct of business pending Closing

7.1              Conduct of Business by the Company Pending the Closing. Prior to the Closing Date, unless Parent shall otherwise agree in writing or as otherwise contemplated by this Agreement or the Additional Agreements:

(a)                The Business of the Company shall be conducted only in the ordinary course.

7.2              Conduct of Business by Parent Pending the Closing. Prior to the Closing Date, unless the Company shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(a)                The business of Parent shall be conducted only in the ordinary course;;

(b)               Parent shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) amend its charter or Bylaws other than to effectuate the transactions contemplated hereby; or (iii) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock;

(c)                Except as contemplated by this Agreement, Parent shall not (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock other than to effectuate the transactions contemplated or permitted pursuant to this Agreement; (ii) acquire or dispose of any assets other than in the ordinary course of business (except for dispositions in connection with Section 7.2(a) hereof); (iii) incur additional Indebtedness or any other liabilities or enter into any other transaction except in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing or (v) enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business contract or enter into any negotiations in connection therewith;

(d)               Parent will not, nor will it authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph). Parent will promptly advise the Company orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof. As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving Parent or for the acquisition of a substantial equity interest in either of them or any material assets of either of them other than as contemplated by this Agreement. Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing; and

(e)                Parent will not enter into any new employment agreements with any of their officers or employees or grant any increases in the compensation or benefits of their officers and employees.

Article VIII
CONDITIONS TO CLOSING

8.1              Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a)                No provisions of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing.

(b)               There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c)                Parent shall have completed a financing transaction resulting in proceeds to Parent of a minimum of $345,000 pursuant to a convertible promissory note that bears interest at the rate of no less than 3.85% per annum and is convertible into 2,402,420 shares of Parent’s common stock (the “Transaction Financing”). The Transaction Financing shall be on such other terms and conditions as reasonably approved by the investors who provide the funding for the Transaction Financing. Furthermore, current management of the Company shall have no obligation to be a party to such Transaction Financing.

(d)               The parties shall have received the written consent of the Company Shareholders identified on Schedule I: (i) authorizing the exchange of Common Stock for shares of Parent Common Stock as set forth in Section 2.1 and (ii) making customary representations with respect to their “accredited” or “sophisticated investor” status, access to material information about Parent, and the like.

(e)                The Repurchase shall have been completed.

8.2              Conditions to Obligations of Parent. The obligation of Parent to consummate the Closing is subject to the satisfaction, or the waiver at Parent’s sole and absolute discretion, of all the following further conditions:

(a)                The Company shall have duly performed all of its obligations hereunder required to be performed by them at or prior to the Closing Date.

(b)            All of the representations and warranties of the Company contained in this Agreement, the Additional Agreements and in any certificate delivered by the Company, the Chief Executive Officer or any Shareholder pursuant hereto, disregarding all qualifications and exceptions contained therein relating to knowledge, materiality or Material Adverse Effect, shall: (i) be true, correct and complete (A) at and as of the date of this Agreement, or, (B) if otherwise specified, when made or when deemed to have been made, and (ii) be true, correct and complete as of the Closing Date, in the case of (i) and (ii) with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c)                There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d)               Parent shall have received a certificate dated as of the Closing Date and signed by the Chief Executive Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 8.2.

(e)                No court, arbitrator or other Authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by Parent of any of the Common Stock or the effective operation of the Business by the Company after the Closing Date.

8.3              Conditions to Obligations of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a)                The Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Parent contained in this Agreement, and in any certificate or other writing delivered by Parent pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date, and (iii) the Company shall have received a certificate signed by an authorized officer of Parent to the foregoing effect.

(b)               Parent shall have paid the $12,500.00 filing fee to OTC Markets and effectuated an up-list to the OTCQB tier of the OTC Markets.

(c)                At Closing, the current director of the Parent shall appoint Robert Gruder to serve as a member of the Parent’s board of directors, such nomination to be effective on the tenth day after mailing the Schedule 14(f) to the stockholders of record of the Parent (the “Effective Time”). On the Closing Date, Robert Gruder shall be appointed Chief Executive Officer of the Parent. On the Closing Date, Sellers shall tender their resignations as directors of Parent to be effective at the Effective Time.

Article IX
INDEMNIFICATION

9.1              Indemnification of Company. Parent and the Sellers, jointly and severally, (“Parent Indemnifying Party”) hereby agree to indemnify and hold harmless to the fullest extent permitted by applicable law the Company, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Company Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Company Indemnified Party as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Parent contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto, and (b) any Actions by any third parties with respect to the Parent or the Legacy Business (including breach of contract claims, violations of warranties, trademark infringement, privacy violations, torts or consumer complaints) for any period on or prior to the Closing Date.

9.2              Indemnification of Parent. The Company (“Company Indemnifying Party”) hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law Sellers, Parent and each of its officers, directors, employees, stockholders, attorneys and agents and permitted assignees (each a “Parent Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Parent Indemnified Party as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Company contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto, and (b) any Actions by any third parties with respect to the Company (including breach of contract claims, violations of warranties, trademark infringement, privacy violations, torts or consumer complaints) for any period on or prior to the Closing Date.

9.3              Procedure. The following shall apply with respect to all claims by any Parent Indemnified Party or Company Indemnified Party for indemnification:

(a)                An indemnified party shall give the indemnifying party prompt notice (an “Indemnification Notice”) of any third-party Action with respect to which such indemnified party seeks indemnification pursuant to Section 9.1 or 9.2 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the indemnified party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such indemnified party under Section 9.1 or 9.2, except to the extent such failure materially and adversely affects the ability of the indemnifying party to defend such claim or increases the amount of such liability.

(b)               In the case of any Third-Party Claims as to which indemnification is sought by any indemnified party, such indemnified party shall be entitled, at the sole expense and liability of the indemnifying party, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the indemnifying party, within a reasonable time after the giving of an Indemnification Notice by the indemnified party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such indemnified party that the indemnification provisions of Section 9.1 or 9.2 are applicable to such Action and the indemnifying party will indemnify such indemnified party in respect of such Action pursuant to the terms of this Article IX and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the indemnifying party’s liability for Losses, counterclaim or offset, (ii) notify such indemnified party in writing of the intention of the indemnifying party to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such indemnified party to conduct the defense of such Third-Party Claim.

(c)                If the indemnifying party assumes the defense of any such Third-Party Claim pursuant to Section 9.1(b) or 9.2(b), then the indemnified party shall cooperate with the indemnifying party in any manner reasonably requested in connection with the defense, and the indemnified party shall have the right to be kept fully informed by the indemnifying party and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the indemnifying party so assumes the defense of any such Third-Party Claim, the indemnified party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the indemnified party shall be at the expense of such indemnified party unless (i) the indemnifying party has agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an indemnified party and the indemnifying party and the indemnified party shall have been advised by its counsel that there may be a conflict of interest between such indemnified party and the indemnifying party in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the indemnifying party.

(d)               If the indemnifying party elects to assume the defense of any Third-Party Claim pursuant to Section 9.1(b) or Section 9.2(b), the indemnified party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the indemnifying party withdraws from or fails to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the indemnified party for such liability. If the indemnifying party does not elect to defend, or if, after commencing or undertaking any such defense, the indemnifying party fails to adequately prosecute or withdraw such defense, the indemnified party shall have the right to undertake the defense or settlement thereof, at the indemnifying party’s expense. Notwithstanding anything to the contrary, the indemnifying party shall not be entitled to control, but may participate in, and the indemnified party (at the expense of the indemnifying parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the indemnified party, or (ii) to the extent such Third Party Claim involves criminal allegations against the indemnified party or (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the indemnified party. In the event the indemnified party retains control of the Third Party Claim, the indemnified party will not settle the subject claim without the prior written consent of the indemnifying party, which consent will not be unreasonably withheld or delayed.

(e)                If the indemnified party undertakes the defense of any such Third-Party Claim pursuant to this Section 9.3 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the indemnified party shall give the indemnifying party prompt written notice thereof and the indemnifying party shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the indemnifying party’s expense. The indemnifying party shall not, without the prior written consent of such indemnified party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such indemnified party, (ii) in which such Third Party Claim could be reasonably expected to impose or create a monetary liability on the part of the indemnified party (such as an increase in the indemnified party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such indemnified party of a release from all liability with respect to such Third-Party Claim and all other Actions (known or unknown) arising or which might arise out of the same facts.

9.4              Periodic Payments. Any indemnification required by Section 9.1 or Section 9.2 for costs, disbursements or expenses of any indemnified party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the indemnifying party to each indemnified party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

9.5              Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

9.6          Time Limit. The obligations of the Parent Indemnifying Party and the Company Indemnifying Party under Section 9.1 and Section 9.2 shall expire two (2) years from the Closing Date, except with respect to: (i) an indemnification claim asserted in accordance with the provisions of this Article IX which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the indemnified party.

Article X
DISPUTE RESOLUTION

10.1          Arbitration.

(a)                The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)               If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the Mecklenburg County, North Carolina chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c)                The laws of the State of Delaware shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Delaware applicable to a contract negotiated, signed, and wholly to be performed in the State of Delaware, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)               The arbitration shall be held in Charlotte, North Carolina in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)                On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 10.1(c).

(f)                The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)               The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h)               Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Mecklenburg County, North Carolina to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i)                 The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j)                 This arbitration section shall survive the termination of this Agreement and any agreement contemplated hereby.

10.2          Waiver of Jury Trial; Exemplary Damages.

(a)                THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b)               Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Article XI
TERMINATION

11.1          Termination Without Default; Expenses. In the event that the Closing of the transactions contemplated hereunder has not occurred by October 4, 2015 (the “Outside Closing Date”) and no material breach of this Agreement by Parent, on one hand, or the Company, on the other hand, seeking to terminate this Agreement shall have occurred or have been made, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date. In the event this Agreement is terminated pursuant to this Section 11.1, each party shall bear its own expenses incurred in connection with this Agreement.

11.2          Termination Upon Default.

(a)                Parent may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations Parent may have, if the Company shall have materially breached any representation or warranty or breached any agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and fifteen (15) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach.

(b)               The Company may terminate this Agreement by giving notice to Parent, without prejudice to any rights or obligations the Company or Shareholders may have, if Parent shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and fifteen (15) days following receipt by Parent of a notice describing in reasonable detail the nature of such breach.

11.3          Survival. The provisions of Articles IX, X, XI and XII, as well as Section 6.2, shall survive any termination hereof pursuant to Article XI.

Article XII
MISCELLANEOUS

12.1          Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

If to Parent:

Blue Sky Media Corp.
800 Grand Avenue, Suite 12A
Carlsbad, CA 92008
Attention:
email: __________

if to Company:

1215 E. Barden Rd.
Charlotte, NC 28226
Attention: Bob Gruder
email: bgruder@klearkapture.com

with a copy to (which shall not constitute notice):

Legal & Compliance, LLC
330 Clematis Street, Suite 217
West Palm Beach, Florida 33401
Attention:	Laura Anthony, Esq.
Lazarus Rothstein, Esq.
lanthony@legalandcompliance.com
lrothstein@legalandcompliance.com

12.2          Amendments; No Waivers; Remedies.

(a)                This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)               Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)                Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)               Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

12.3          Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

12.4          Publicity. Except as required by law, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.

12.5          Expenses. Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

12.6          No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

12.7          Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof; provided, however, this Section shall have no effect on the governing law in any other agreements or contracts or other understandings of the parties, regardless of whether such agreements, contracts or other understandings provide for the application of any particular law.

12.8          Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

12.9          Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

12.10      Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

12.11      Construction of Certain Terms and References; Captions. In this Agreement:

(a)                References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)               The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)                Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d)               Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e)                If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f)                Captions are not a part of this Agreement, but are included for convenience only.

(g)               For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Chief Executive Officer of the Company.

12.12      Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

12.13      Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT

IN WITNESS WHEREOF, the Parent and the Company have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:		COMPANY:

Blue Sky Media, Corp.:		Klear Kapture, Inc.:

By:	/s/ Wayne Berian	By:	/s/ Robert Gruder
Name:	Wayne Berian	Name:	Robert Gruder
Title:	CEO	Title:	Chief Executive Officer

SELLERS:

/s/ Wayne Berian		/s/ Hannah Grabowski
Wayne Berian		Hannah Grabowski

SCHEDULE I

SHAREHOLDERS OF THE COMPANY

IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Company Shareholder’s Name	Company Shares	Exchange Shares
Robert Gruder	7,965	2,754,233
Thomas Daniels	600	207,475
Newgate Capital	500	172,896
Rodney R. Schoemann	200	69,158
Kristina Lenderman	75	25,934
Rodney Ryan Schoemann Jr. Inter Vivos Trust of 1998, David Lukinovich, Trustee	75	25,934
Max Gruder	75	25,934
Olivia Gruder	75	25,934
Kevin Elliot	100	34,579
Rodney Shoemann	75	25,934
Kristina M. Lenderman	75	25,934
Rodney Ryan Schoemann Jr. Inter Vivos Trust of 1998, David Lukinovich, Trustee	75	25,934
Marc Sartele	100	34,579
Thomas Daniels	10	3,458
Total	10,000	3,457,920

SCHEDULE 3.10

ABSENCE OF CERTAIN CHANGES

None

SCHEDULE 3.10

LITIGATION

None

SCHEDULE 5.5(A)

CAPITALIZATION

EXHIBIT A

STOCK REPURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of October ___, 2015, by and between _______ (the “Seller”) and Blue Sky Media Corp., a Wyoming corporation (the “Company”).

RECITALS

WHEREAS, Seller is the owner of _______ shares of Blue Sky Media Corp.’s, a Wyoming corporation issued and outstanding Common Stock, $0.001 par value, which are being sold pursuant to this Agreement (the “Shares”).

WHEREAS, Pursuant to the terms and conditions of this Agreement, Seller desires to sell, and the Company desires to purchase, all of the Seller’s rights, title, and interest in and to all of the Shares as further described herein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.           Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, simultaneous with the execution and delivery of this Agreement, Seller shall sell, assign, transfer, convey, and deliver to the Company, and the Company shall accept and purchase, the Shares and any and all rights in the Shares to which Seller is entitled, and by doing so Seller shall be deemed to have assigned all of his rights, titles and interest in and to the Shares to the Company. Such sale of the Shares shall be evidenced by stock certificates, duly endorsed in blank or accompanied by stock powers duly executed in blank or other instruments of transfer in form and substance reasonably satisfactory to the transfer agent of the Company.

2.                 Consideration. In consideration for the sale of the Shares, the Company shall deliver to Seller (the “Purchase Price”) an aggregate of $_______ ($_______ per share).

3.                 Closing; Deliveries; Closing Conditions

3.1                 Closing:

(a) The purchase and sale of the Shares shall be held on or before October 7, 2015 (the “Closing”).

(b) At the Closing, Seller shall deliver to the Company (A) stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, medallion guaranteed, Seller’s proof of payment for the Shares, duly signed subscription agreement reflecting the Seller’s purchase of the Shares from the Company, copy of valid passport, or other instruments of transfer in form and substance reasonably satisfactory to the Company, (B) any documentary evidence of the due recordation in the Company’s share register of the Company’s full and unrestricted title to the Shares, and (C) such other documents as may be required under applicable law or reasonably requested by the Company. At Closing the Company shall deliver to Seller the Purchase Price by wire transfer of immediately available funds to an account designated by the Seller.

3.2         Conditions to Obligations of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s sole and absolute discretion, of all the following further conditions:

(a)               The Seller shall have duly performed all of its obligations hereunder required to be performed by them at or prior to the Closing Date.

(b)            All of the representations and warranties of the Company contained in this Agreement and in any certificate delivered by the Company, the Chief Executive Officer or any Shareholder pursuant hereto shall: (i) be true, correct and complete (A) at and as of the date of this Agreement, or, (B) if otherwise specified, when made or when deemed to have been made, and (ii) be true, correct and complete as of the Closing Date.

(c)                There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a material adverse effect, on the Company regardless of whether it involved a known risk.

(d)               The Company shall have received a certificate dated as of the Closing Date and signed by the Chief Executive Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 3.2.

(e)                No court, arbitrator or other Authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by the Company of any of the Common Stock or the effective operation of the Business by the Company after the Closing Date.

4.                  Representations and Warranties of Seller. As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants to the Company as follows:

4.1                Authority. Seller has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with the terms hereof.

4.2                Ownership. Seller is the sole record and beneficial owner of the Shares, has good and marketable title to the Shares, free and clear of all Encumbrances (hereafter defined), other than applicable restrictions under applicable securities laws, and has full legal right and power to sell, transfer and deliver the Shares to the Company in accordance with this Agreement. “Encumbrances” means any liens, pledges, hypothecations, charges, adverse claims, options, preferential arrangements or restrictions of any kind, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership. Upon the execution and delivery of this Agreement, the Company will receive good and marketable title to the Shares, free and clear of all Encumbrances, other than restrictions imposed pursuant to any applicable securities laws and regulations. There are no stockholders’ agreements, voting trust, proxies, options, rights of first refusal or any other agreements or understandings with respect to the Shares.

4.3               Valid Issuance. The Shares are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive or similar rights.

4.4            No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which the Seller is a party or by which he is bound, or to which the Shares are subject; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to the Seller or the Shares.

4.5           No Consent. No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by the Seller of any of the transactions on its part contemplated under this Agreement.

4.6            No Other Interest. Neither Seller nor any of his respective affiliates has any interest, direct or indirect, in any shares of capital stock or other equity in the Company or has any other direct or indirect interest in any tangible or intangible property which the Company uses or has used in the business conducted by the Company, or has any direct or indirect outstanding indebtedness to or from the Company, or related, directly or indirectly, to its assets, other than the Shares.

4.7            No General Solicitation or Advertising. Neither any Seller nor any of its affiliates nor any person acting on its or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to any of the Shares, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”).

4.8.           Capitalization. The authorized capital stock of the Company consists of (i) 75,000,000 shares of common stock, par value $0.001 per share (“the Company Common Stock”), of which 10,851,500 shares are issued and outstanding. The Company has no outstanding options, rights or commitments to issue shares of the Company Stock or any other equity security of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of the Company Stock or any other equity security of the Company. There is no voting trust, agreement or arrangement among any of the beneficial holders of the Company Stock affecting the nomination or election of directors or the exercise of the voting rights of the Company Stock. The offer, issuance and sale of such shares of the Company Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (c) accomplished in conformity with all other applicable securities laws. None of such shares of the Company Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” law.

4.9            Assets. The Company has good and marketable title to all of its assets, and such assets are free and clear of any financial encumbrances not disclosed in the financial statements included in the SEC Reports defined below;

4.10.         SEC Reports and Compliance.

(a)            The Company has filed all reports required to be filed by it under the Securities Act and the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) of the Exchange Act, (the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the United States Securities and Exchange Commission (the “Commission”) promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Financial Statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.

(b)            the Company is not an investment company within the meaning of Section 3 of the Investment Company Act of 1940, as amended.

(c)            the Company is not, and never has been, a “shell company” as defined in Rule 12b-2 under the Exchange Act and as indicated in the Company’s filings with the Commission.

(d)            The shares of the Company Common Stock are quoted on the OTC Pink tier of the OTC Markets Group (the “OTC Markets”) under the symbol “BKYM” and the Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance in all material respects with all rules and regulations of the OTC Markets applicable to it and the Company Common Stock. The issuance of the Company Common Stock under this Agreement does not contravene the rules and regulations of the trading market on which the Company Common Stock is currently listed or quoted, and no approval of the stockholders of the Company is required for the Company to issue and deliver the Company Common Stock contemplated by this Agreement. There is no action or proceeding pending threatened against the Company by The Financial Industry Regulatory Authority, Inc. (“FINRA”) with respect to any intention by such entity to prohibit or terminate the quotation of the Company Common Stock on the OTC Markets.

(e)           Between the date hereof and the Closing Date, the Company shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and of the OTC Markets.

(f)            The SEC Reports include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither the Company nor any of its officers has received any notice from the Commission questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

(g)           The Company has otherwise materially complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws, rules and regulations.

(h)                Financial Statements. The balance sheets and statements of operations, stockholders’ equity and cash flows contained in the SEC Reports (the “Financial Statements”) (a) comply as to form in all material respects with applicable accounting requirements and rules and regulations of the Commission with respect thereto, (b) have been prepared in accordance with U. S. GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (c) are in accordance with the books and records of the Company and (d) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified. The financial statements included in the Form 10 and the SEC Reports (to the extent applicable) were audited by Harris & Gillespie CPA’s, PLLC, the Company’s current independent registered public accounting firm.

4.11                Registration/Anti-Dilution Rights. The Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities; no person has a right to purchase or acquire or receive any equity or debt security of the Company.

4.12.                Further Assistance. The Seller agrees to execute and deliver such other documents and to perform such other acts as shall be necessary to effectuate the purposes of this Agreement.

4.13.                Litigation. There are no actions, suits, proceedings, judgments, claims or investigations pending or threatened by or against the Company or affecting the Company or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Company has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which would result in the discovery of such default.

4.14.                Liabilities. There are no trade payables, accrued expenses, liabilities, obligations or commitments which the Company would be required to accrue or reflect in its Financial Statements pursuant to GAAP as of the date hereof.

4.15.                Tax Returns. The Company has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial. In addition, all such tax returns are correct and complete in all material respects. All taxes of the Company which are (i) shown as due on such tax returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those taxes being contested in good faith and for which adequate reserves have been established in the Financial Statements included in the Financial Statements in accordance with GAAP. There are no liens for any taxes upon the assets of the Company, other than statutory liens for taxes not yet due and payable. The Company does not know of any proposed or threatened tax claims or assessments.

4.16.                Books and Records. The books and records, financial and otherwise, of the Company are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

4.17                Full Disclosure. No representation or warranty of the Seller to the Company in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Seller that has specific application to the Shares or the Company that materially adversely affects or, as far as can be reasonably foreseen, materially threatens the Shares or the Company that has not been set forth in this Agreement.

4.18                Interested Party Transactions. No officer, director or stockholder of the Company or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or of the Company has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Company or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it or any of its assets may be bound or affected.

4.19                The Company does not have any material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the the Company SEC Documents, (b) to the extent set forth on or reserved against in the balance sheet of the Company in the most recent the Company SEC Document filed by the Company (the “the Company Balance Sheet”) or the notes to the the Company Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the date of the the Company Balance Sheet (the “the Company Balance Sheet Date”), none of which (individually or in the aggregate) materially and adversely affects the Condition of the Company and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the the Company SEC Documents. As of the Closing Date, all liabilities of the Company shall have been paid off and shall in no event remain liabilities of the the Company, the Company or the stockholders of the Company following the Closing.

4.20                Offering.

(a)                Seller is the duly appointed Chief Executive Officer and Director of the Company, has been duly appointed to and now holds such offices;

(b)                Attached hereto as Exhibit B, is a true and correct copy of the shareholders list (the “Shareholders List”) of the Company, and the Shareholders List, dated September 11, 2015, is also true, correct and accurate as of September 11, 2015;

(c)                 The Shareholder’s List identifies all holders of common stock of the Company;

(d)                 Except for Seller, each holder of common stock on the Shareholders List purchased his or her shares identified on the Shareholders List directly from the Company pursuant to a subscription agreement provided to the Company;

(e)                 Each of the holders of common stock on the Shareholders List paid and delivered to the Company the full purchase price for his or her shares;

(f)                  Except for Seller, none of the holders of common stock on the Shareholders List has ever been an officer, director or holder of more than 5% of the shares of common stock or voting power of the Company; and

(g)                 Except for Seller, none of the holders of common stock on the Shareholders List has ever, directly or indirectly, controlled, acted in common control with or been controlled by the Company or ever otherwise been an “affiliate” of the Company within the meaning of SEC Rule 405, promulgated pursuant to the Securities Act.

5.                  Representations and Warranties of the Company. As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, the Company represents and warrants to Seller as follows:

5.1                 Authority. The Company has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms hereof.

5.2                 No Consent. No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by the Company of any of the transactions on its part contemplated under this Agreement.

5.3                 No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which the Company is a party or by which he is bound; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to the Company.

6.                  Indemnification; Survival.

6.1          Indemnification. Each party hereto shall jointly and severally indemnify and hold harmless the other party and such other party’s agents, beneficiaries, affiliates, representatives and their respective successors and assigns (collectively, the “Indemnified Persons”) from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys’ fees and costs) (collectively, “Losses”) resulting directly or indirectly from (a) any inaccuracy, misrepresentation, breach of warranty or nonfulfillment of any of the representations and warranties of such party in this Agreement, or any actions, omissions or statements of fact inconsistent with in any material respect any such representation or warranty, (b) any failure by such party to perform or comply with any agreement, covenant or obligation in this Agreement.

6.2          Survival. All representations, warranties, covenants and agreements of the parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the date hereof until the expiration of the applicable statute of limitations.

7.            Miscellaneous.

7.1          Further Assurances. From time to time, whether at or following the Closing, each party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

7.2          Notices. All notices or other communications required or permitted hereunder shall be in writing shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent to the addresses of the parties as indicated on the signature page hereto. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

7.3          Choice of Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each of the parties agree to submit to the jurisdiction of the federal or state courts located in Mecklenburg County, North Carolina in any actions or proceedings arising out of or relating to this Agreement. Each of the parties, by execution and delivery of this Agreement, expressly and irrevocably (i) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party as set forth in Section 7.2 above and (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. EACH OF THE UNDERSIGNED HEREBY WAIVES FOR ITSELF AND ITS PERMITTED SUCCESSORS AND ASSIGNS THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

7.4          Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement.

7.5          Assignment. Each party’s rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party’s prior written consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

7.6          Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto.

7.7          Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

7.8          Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.9          Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.10        Interpretation. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

7.11        Further Assurances. At the reasonable request of the Company and without demanding further consideration from the Company, Seller agrees to execute and deliver to the Company such other documents and instruments, and do and perform such other acts and things, as may be reasonably necessary for effecting completely the consummation of the transfer of ownership in and to the Shares as contemplated hereby, as well as the deposit of the Shares with a broker-dealer.

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

SELLER:	PURCHASER:

Blue Sky Media Corp.

By:
Name	Name:
Title:

EXHIBIT B

SHAREHOLDER LIST